SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2006

RUBIO’S RESTAURANTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State of Incorporation)	000-26125 (Commission File Number)	33-0100303 (I.R.S. Employer Identification No.)

1902 Wright Place, Suite 300, Carlsbad, California		92008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 929-8226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Rubio’s Restaurants, Inc. (the “Company”) met and fixed base salaries and target bonus amounts for fiscal 2007 for the Company’s executive officers as follows:

Name and Title	Base Salary	Target Bonus Amount
Ralph Rubio, Chairman of the Board	$222,606	83,477
Daniel Pittard, President and Chief Executive Officer	400,000	200,000
John Fuller, Chief Financial Officer	230,000	92,000
Lawrence Rusinko, VP Marketing	235,000	82,250
Gerald Leneweaver, VP People Services	210,000	52,500
Carl Arena, VP Real Estate Development	200,000	50,000

The Compensation Committee also adopted a short-term incentive (or bonus) program for senior management, including executive officers, for fiscal 2007 that provides for the payment of between 40% and 200% of the target bonus amount for each eligible participant depending on the return on equity achieved by the Company during the fiscal year. For all members of senior management, except the President and Chief Executive Officer, 50%-70% of such payment will be based on the Company’s overall financial performance and 30%-50% will be based on the individual performance of the participant. The President and Chief Executive Officer’s payment will be based solely on the overall financial performance of the Company.

The Compensation Committee also adopted a long-term incentive program for senior management which provides that each eligible participant shall receive annually stock options and restricted stock awards with a current value of up to 40% of their base salary. The stock options, which will represent 50% of the annual long-term incentive awards, will be granted at fair market value at the date of grant and will become exercisable in three equal annual installments, commencing one year after the date of grant. The restricted stock units, which will represent the other 50% of the annual long-term incentive awards, will vest with respect to all or a portion of the shares represented thereby at the end of the 36 month performance period if the Company achieves a compounded annual growth rate in the Company’s common stock (assuming dividends are reinvested) (“CAGR”) of between 8% and 18% during the performance period. The stock options may be accelerated in the event of certain corporate transactions in accordance with the terms of the Company’s 1999 Stock Incentive Plan (the “1999 Plan”), and the unvested portion of any restricted stock units may be accelerated in similar circumstances if, after giving effect to the purchase price, merger consideration or other similar value paid in such transaction, the Company has achieved a CAGR of between 8% and 18% through the date of such transaction. As a result of the adoption of this long-term incentive program, each of Messrs. Fuller, Rusinko, Leneweaver and Arena was granted a non-qualified stock option to purchase up to 12,000 shares of common stock at $9.60 per share pursuant to the 1999 Plan and a restricted stock unit award representing 4,000 shares of common stock with a thirty-six month term pursuant to the Company’s 2006 Executive Incentive Plan (the “2006 Plan”).

Because the Company had not granted any stock options or other long-term incentive awards to senior management since 2004 and because such awards were considered an integral part of the long-term incentive program, the Compensation Committee also approved the grant of a stub period award of restricted stock units representing two -thirds of the shares of common stock covered by the annual thirty-six month award to each eligible participant, other than the President and Chief Executive Officer of the Company, pursuant to the 2006 Plan. Each such stub period award will have a term of twenty-four months and will vest annually with respect to all or a portion of 50% of the total shares represented thereby if the Company achieves a CAGR of between 8% and 18% during the twelve and twenty-four month performance periods measured from the date of grant. The unvested portion of these restricted stock unit awards may be accelerated in the event of the corporate transactions referred to above if, after giving effect to the purchase price, merger consideration or other similar value paid in such transaction, the Company has achieved a CAGR of between 8% and 18% though the date of such transaction.

At the same time the above awards were granted, Mr. Pittard was granted a restricted stock unit award representing 42,500 shares of common stock pursuant to the 2006 Plan and the terms of his letter agreement, dated August 21, 2006. Mr. Pittard’s restricted stock unit award will vest in three annual increments of up to 25%, 25%, and 50% of the total shares represented thereby if the Company achieves a CAGR of between 8% and 18% during the twelve, twenty-four and thirty-six month performance periods measured from the date of grant. Any unvested portion of Mr. Pittard’s award is also subject to accelerated vesting in the event of the corporate transactions referred to above if, after giving effect to the purchase price, merger consideration or other similar value paid in such transaction, the Company has achieved a CAGR of between 8% and 18% though the date of such transaction.

The Compensation Committee also evaluated the financial performance of the Company for fiscal 2006 and determined that no bonuses were payable for the year under the Company’s cash bonus program for fiscal 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 27, 2006

RUBIO’S RESTAURANTS, INC.

By:	/s/ John Fuller
John Fuller
Chief Financial Officer